FIRST AVENUE NETWORKS, INC.

COMMON STOCK AND WARRANT PURCHASE AGREEMENT

January 28, 2004

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	3.4	Disclosure of Information	11
	3.5	Investment Experience; Economic Risk	11
	3.6	Accredited Investor	11
	3.7	Residence	11
	3.8	Restricted Securities	11
	3.9	Brokers or Finders	12

4.	Conditions to Closing of Investor		12

	4.1	Initial Closing	12
	4.2	Subsequent Closing	13

5.	Conditions to Closing of Company		14

	5.1	Initial Closing	14
	5.2	Subsequent Closing	14

6.	Miscellaneous		14

	6.1	Governing Law	15
	6.2	Survival of Warranties	15
	6.3	Successors and Assigns	15
	6.4	Entire Agreement	15
	6.5	Amendment	15
	6.6	Notices	15
	6.7	Delays or Omissions	15
	6.8	Expenses	16
	6.9	Attorney’s Fees	16
	6.10	Severability	16
	6.11	Interpretation	16
	6.12	Counterparts	16
	6.13	Indemnification	16
	6.14	No Commitment for Additional Financing	18
	6.15	Telecopy Execution and Delivery	18
	6.16	Joinder of Investors	18
	6.17	Covenant Regarding Conduct of Business	19

Exhibits:

A    –    Form of Warrant

B    –    Amended and Restated Registration Rights Agreement

C    –    Schedule of Exceptions

D    –    Opinion of Company Counsel

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COMMON STOCK AND WARRANT PURCHASE AGREEMENT

This Common Stock and Warrant Purchase Agreement (this “Agreement”) is made as of January 28, 2004 by and among First Avenue Networks, Inc., a Delaware corporation (the “Company”), and Aspen Partners—Series A, a Delaware limited partnership, Quaker Capital Partners II, L.P., a Delaware limited partnership, RCG Carpathia Master Fund, Ltd., a Cayman Islands exempted company, and Redwood Master Fund Ltd., a Cayman Islands exempted company, and such other person as may become a party hereto (each, an “Investor”).

1. Purchase and Sale of Common Stock and Warrants

1.1 Initial Purchase and Sale.

(a) The Company has authorized the sale and issuance to the Investors of 1,111,111 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, (the “Common Stock”) and warrants (the “Warrants” and together with the Common Stock, the “Securities”) to purchase up to 1,111,111 shares (the “Warrant Shares”) of Common Stock. The aggregate purchase price (the “Purchase Price”) for the Securities shall be $3,999,999.60 and the amounts of securities to be purchased by each Investor and its portion of the Purchase Price is listed by the Investor’s name on Schedule I. Each Warrant shall be in the form attached hereto as Exhibit A.

(b) Subject to the terms and conditions of this Agreement, the Investors agree to purchase at the Initial Closing, and the Company agrees to sell and issue to the Investors at the Initial Closing the Securities at the aggregate purchase price equal to the Purchase Price. Each Investor shall become a party to this Agreement and the Registration Rights Agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), and shall have the rights and obligations hereunder and thereunder.

1.2 Subsequent Purchases and Sales

(a) At any time and from time to time within thirty (30) days after the Initial Closing, one or more additional Investors who become a party to this Agreement pursuant to Section 6.16 may purchase, and the Company agrees to sell to each such Investor, at Subsequent Closings (as defined below) up to an aggregate of 97,222 shares (the “Additional Shares”) of the Company’s common stock, par value $0.001 per share, and warrants (the “Additional Warrants”) to purchase up to an aggregate of 97,222 shares (the “Additional Warrant Shares”) of Common Stock at a purchase price of $3.60 for each such Additional Share and Additional Warrant (for an aggregate purchase price of up to $349,999.20) (the “Additional Purchase Price”). Upon the joinder of any additional Investor to this Agreement pursuant to Section 6.16, the term “Share” shall include such Investor’s Additional Shares, the term “Warrants” shall include such Investor’s Additional Warrants and the term “Warrant Shares” shall include such Investor’s Additional Warrant Shares.

(b) Subject to the terms and conditions of this Agreement, any such additional Investor agrees to purchase at the applicable Subsequent Closing, and the Company agrees to sell and issue to such Investor at such Subsequent Closing such Securities at the Additional Purchase Price. Such Investor shall become a party to this Agreement and the

Registration Rights Agreement, and shall have the rights and obligations hereunder and thereunder.

1.3 Initial Closing.

(a) The initial closing of a purchase and sale of the Securities shall take place at the offices of Andrews Kurth LLP, 450 Lexington Avenue, 15th Floor, New York, New York 10017, contemporaneously with the execution and delivery hereof by the Company the and Investors (which time and place are designated as the “Initial Closing”).

(b) At the Initial Closing, the Company shall authorize its transfer agent to deliver to each Investor a certificate representing such Investor’s Shares (or transfer such Shares through the Depository Trust Company to an account designated by the Investor) and deliver to each Investor such Investor’s Warrants against payment of the Purchase Price therefor by wire transfer of immediately available funds to an account designated by the Company.

1.4 Subsequent Closings.

(a) Any subsequent closings of a purchase and sale of additional Securities shall take place within thirty (30) days after the Initial Closing or at such earlier time as the Company and any additional Investor may mutually agree at the offices of Andrews Kurth LLP, 450 Lexington Avenue, 15th Floor, New York, New York 10017, contemporaneously with the execution and delivery hereof by the additional Investor pursuant to Section 6.16 (which time and place are designated as a “Subsequent Closing”).

(b) At a Subsequent Closing, the Company shall authorize its transfer agent to deliver to the additional Investor a certificate representing such Investor’s Shares (or transfer such Shares through the Depository Trust Company to an account designated by the Investor) and deliver to the additional Investor such Investor’s Warrants against payment of the Additional Purchase Price therefor by wire transfer of immediately available funds to an account designated by the Company.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors that as of the Initial Closing (or a Subsequent Closing, as the case may be), except as set forth in the Schedule of Exceptions (the “Schedule of Exceptions”) attached hereto as Exhibit C and except as disclosed in the Company’s filings with the Securities and Exchange Commission (the “Commission”), the statements in the following subsections in this Section 2 are all true and complete. The section numbers in the Schedule of Exceptions will correspond to the section numbers in this Agreement.

2.1 Organization; Good Standing; Qualification. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on the Company’s business, properties or financial condition (a “Material Adverse Effect”).

2.2 Corporate Power. The Company has all requisite corporate power and authority (i) to own and operate its properties and assets and to carry on its business as presently conducted and as presently proposed to be conducted, (ii) to execute and deliver this Agreement, the Registration Rights Agreement and the Warrants, (iii) to sell and issue the Securities and upon exercise of the Warrants, the Warrant Shares and (iv) to carry out and perform the provisions of this Agreement, the Registration Rights Agreement and the Warrants.

2.3 Authorization. All corporate action on the part of the Company necessary for the authorization of and its execution and delivery of this Agreement, the Registration Rights Agreement and the Warrants, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Securities and the Warrant Shares has been taken or will be taken prior to the Initial Closing (or the Subsequent Closing, as the case may be). This Agreement, the Registration Rights Agreement and the Warrants, when executed and delivered by the Company, will constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent the indemnification provisions contained in this Agreement and Registration Rights Agreement may be limited by applicable securities laws and principles of public policy.

2.4 Valid Issuance of the Shares and Warrant Shares. The Securities, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws. The Warrant Shares have been duly authorized and validly reserved for issuance and upon issuance after payment of the exercise price or conversion in accordance with the Warrant, will be validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Registration Rights Agreement and under applicable state and federal securities laws.

2.5 Capitalization and Voting Rights.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $0.001 (the “Authorized Common Stock”), 20,049,745 of which are outstanding before giving effect to the transactions contemplated hereby.

(b) The outstanding shares of Authorized Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws or pursuant to valid exemptions therefrom.

(c) Except for (i) warrants to purchase up to 4,000,000 shares of Common Stock granted pursuant to the Senior Secured Note and Class A Warrant Purchase Agreement dated as of December 20, 2001 (the “Note Agreement”) and (ii) currently outstanding options, warrants or stock purchase rights to purchase an aggregate of 1,338,972 shares of its Authorized Common Stock granted pursuant to the Company’s stock option plan (the “Option Plan”), there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any of its equity securities. In addition to the aforementioned options and warrants, the Company has reserved an additional 51,283 shares of its Authorized Common Stock for options and stock purchase rights to be granted in the future under the Option Plan. No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any of the Company’s equity securities or rights to purchase the Company’s equity securities provides for acceleration or other changes in the vesting provisions or other terms of such securities, as the result of any merger, sale of stock or assets, change in control or other similar transaction by the Company. The Company is not a party or subject to any agreement or understanding, and to the Company’s knowledge, there is no agreement or understanding between any other persons, that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company.

2.6 Securities Exchange Act Filings. All filings by the Company since December 31, 2002 pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) conformed in all material respects to the requirements of the Exchange Act as of their respective filing dates, and none of such filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2.7 Financial Statements. The financial statements of the Company (including notes thereto) (the “Financial Statements”) included in and filed with the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K since December 31, 2002 pursuant to the requirements of the Exchange Act fairly present the financial position, results of operations and cash flows of the Company as of the date thereof and for the applicable period covered thereby and contain no material inaccuracies. Except as noted therein, such statements were prepared in conformity with GAAP, subject, in the case of unaudited financial statements, to the absence of footnotes thereto and normal year-end adjustments.

2.8 Changes. Since September 30, 2003 there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance to the property of the Company that would have a Material Adverse Effect;

(c) any waiver by the Company of a valuable right or of a material debt owed to it that would have a Material Adverse Effect;

(d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that would not result in a Material Adverse Effect;

(e) (i) any material change or amendment to a material contract (as defined in Item 601(b)(10) of Regulation S-K) (collectively, the “Material Contracts”) or (ii) entry of any new Material Contract;

(f) any change in any compensation arrangement or agreement with any officer or director;

(g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h) any resignation or termination of employment of any officer of the Company; and the Company does not know of the impending resignation or termination of employment of any such officer;

(i) receipt of notice that there has been a loss of, or order cancellation by, any customer of the Company that would result in a Material Adverse Effect;

(j) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(k) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(l) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

(m) any other condition of any character that would be reasonably expected to have a Material Adverse Effect; or

(n) any agreement or commitment by the Company to do any of the things described in this Section 2.8.

2.9 Agreements.

(a) The Company is not a party to, nor is it or any of its properties bound by, any Material Contracts, except for Material Contracts that have previously been filed as exhibits to the Company’s reports under the Exchange Act with the Commission.

(b) Neither the Company, nor, to its knowledge, any counterparty is in violation of or default under any Material Contract required to have been filed as an exhibit to any of the Company’s reports under the Exchange Act with the Commission since December 31, 2001 or entered into after September 30, 2003.

(c) Except for that certain Debtors’ and Official Committee of Unsecured Creditors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated as of September 20, 2001 (the “Plan of Reorganization”), the Note Agreement and the promissory notes and warrants issued or issuable under the Note Agreement, and agreements explicitly contemplated by this Agreement, the Registration Rights Agreement or the Warrants to which they are a party, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate of its officers and directors.

2.10 Obligations to Related Parties. No employee, officer or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them other than (i) for payment of salary for bona fide services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Company’s board of directors). No employee, officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company).

2.11 Governmental Consent, etc. No consent, approval, qualification, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the Company’s execution, delivery or performance of this Agreement, the offer, sale or issuance of the Securities or the issuance of the Warrant Shares, except any notices of sale required to be filed with the Commission under Regulation D of the Securities Act or such post Initial Closing (or Subsequent Closing, as the case may be) filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

2.12 Compliance with Other Instruments. The Company is not in violation or default (i) of any provision of its certificate of incorporation or bylaws (both as amended to date) or (ii) of any provision of any mortgage, indenture, agreement, instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or (iii) of any federal or state statute, rule or regulation applicable to the Company which, with respect to clauses (ii) and (iii), would result in a Material Adverse Effect. The execution, delivery and performance by the Company of this Agreement, the Registration Rights Agreement and Warrants, and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under any such mortgage, indenture, agreement, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any material lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

2.13 Title to Properties and Assets; Liens. The Company owns its property and assets free and clear of all mortgages, liens, claims, and encumbrances other than (i) for liens for current taxes not yet delinquent, (ii) for liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, (iii) for liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, or (iv) for minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property. With respect to the property and assets it leases, the Company is in compliance with such leases and, holds a valid leasehold interest free of any liens, claims, or encumbrances, subject to clauses (i)-(iv) above.

2.14 Wireless Licenses. The Company has maintained and kept in full force and effect, and has applied in a timely manner for renewal of, all licenses, permits, and authorizations issued by the Federal Communications Commission to the Company (the “Wireless Licenses”) material to the Company’s business. There are no facts or circumstances that could reasonably be expected to result in the revocation, suspension, termination, non-renewal, or materially adverse modification of any Wireless License that is material to the conduct of the Company’s business.

2.15 Intellectual Property. The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and proprietary rights and processes (collectively, “Intellectual Property”) necessary for its business as now conducted and as presently proposed to be conducted without any infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the Company’s Intellectual Property with the exception of agreements for the sale or license of the Company’s products or services in the ordinary course of business. The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed, would violate any of the Intellectual Property of any other person or entity. The Company is not aware of any violation or infringement by a third party of any of the Company’s Intellectual Property.

2.16 Employees; Employee Benefit Plans. There is no strike, labor dispute or union organization activities pending or, to the Company’s knowledge, threatened between it and its employees. None of the Company’s employees belongs to any union or collective bargaining unit. The Company has complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment. To the Company’s knowledge, no employee of the Company is or will be in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with the Company, or any other party because of the nature of the business presently conducted or presently proposed to be conducted by the Company. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company. The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”). The Company is in compliance in all material respects with all presently applicable provisions of ERISA; no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would have any liability; the Company has not incurred nor does it expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred, whether by action or by failure to act, which could reasonably be expected to cause the ss of such qualification.

2.17 Environmental and Safety Laws. The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

2.18 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of this Agreement, the Registration Rights Agreement or the Warrants, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby or that may be reasonably expected to have a Material Adverse Effect. Other than the Plan of Reorganization and related matters, the Company is not a party to or named in or subject to any order, writ, injunction, judgment or decree of any court, government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company currently intends to initiate.

2.19 Permits. The Company has all franchises, permit, licenses and any similar authority necessary for the conduct of its business as presently conducted by it, the lack of which would have a Material Adverse Effect, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently proposed to be conducted. The Company is not in default under any of such franchises, permits, licenses or other similar authority.

2.20 Tax Returns, Payments and Elections. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due.

2.21 Sarbanes-Oxley Act. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 and l5d-14 under the Exchange Act of 1934, as amended); such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established; the Company’s auditors and the audit committee of the board of directors of the Company have been advised of: (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; any material weaknesses in internal controls have been identified for the Company’s auditors; since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses; the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the Commission, and the statements contained in any such certification are complete and correct; and the Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act that are effective.

2.22 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.23 Registration Rights. Except as set forth in the Registration Rights Agreement, the Company is presently not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued.

2.24 Insurance. The Company carries, or is covered by, insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties as is customary for companies engaged in similar businesses in similar industries; and the Company has (i) not received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

2.25 Section 203 of DGCL. Each Investor is not an “interested stockholder” as defined in Section 203 of Delaware General Corporation Law (the “DGCL”) of the Company as of the Initial Closing (or Subsequent Closing, as the case may be), nor will an Investor will be deemed an “interested stockholder” as a result of the consummation of the transactions contemplated herein, and the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL do not apply to the transactions contemplated hereby. The Board of Directors of the Company has approved the issuance to each Investor of the Warrant Shares issuable upon exercise of the Warrants, and the restrictions on “business combinations” set forth in Section 203 of the DGCL will not apply to any exercise of the Warrants by an Investor.

2.26 Brokers or Finders; Other Offers. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

2.27 Offering. Subject in part to the truth and accuracy the Investor’s representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Securities and the Warrant Shares as contemplated by this Agreement and the Warrants are exempt from the registration requirements of Section 5 of the Securities Act, and any applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

2.28 Disclosure. Neither this Agreement, the Registration Rights Agreement, the Warrants, nor any other statements or certificates made or delivered in connection herewith, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3. Representations, Warranties and Covenants of the Investor. Each Investor severally, but not jointly, hereby represents, warrants and covenants to the Company as of the Initial Closing (or the Subsequent Closing, as the case may be) as follows:

3.1 Power; Authorization. Investor has all requisite power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the Warrants. This Agreement, the Registration Rights Agreement and the Warrants, when executed and delivered by Investor, will constitute valid and legally binding obligations of Investor, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent the indemnification provisions contained in this Agreement, the Registration Rights Agreement and the Warrants may be limited by applicable securities laws and principles of public policy.

3.2 Purchase Entirely for Own Account. The Securities and the Warrant Shares will be acquired by Investor for investment for Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

3.3 Reliance upon Investor’s Representations. Investor understands that the Securities are not, and any Warrant Shares at the time of issuance may not be, registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of the Securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Regulation D thereunder, and that the Company’s reliance on such exemption is predicated on the Investor’s representations set forth herein.

3.4 Disclosure of Information. Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the Company’s business, financial condition, properties and prospects. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of such Investor to rely thereon.

3.5 Investment Experience; Economic Risk. Investor understands that an investment in the Company involves substantial risks. Investor is experienced in evaluating and investing in private placement transactions of securities of similar companies and acknowledges that Investor is able to fend for himself, herself or itself. Investor has such knowledge and experience in financial and business matters that Investor is capable of evaluating the merits and risks of the investment in the Securities. Investor can bear the economic risk of Investor’s investment and is able, without impairing Investor’s financial condition, to hold the Shares and the Warrant Shares for an indefinite period of time and to suffer a complete loss of Investor’s investment.

3.6 Accredited Investo. Investor is an “accredited investor” as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act.

3.7 Residence. Aspen Partners – Series A represents and warrants that its principal place of business is in the state of New York. Quaker Capital Partners II, L.P. represents and warrants that its principal place of business of is the Commonwealth of Pennsylvania. RCG Carpathia Master Fund, Ltd. represents and warrants that its principal place of business is in the state of New York. Redwood Master Fund Ltd. represents and warrants that its principal place of business is in the state of New Jersey. Each additional Investor represents and warrants that its principal place of business is as set forth on its respective signature page delivered pursuant to Section 6.16.

3.8 Restricted Securities. Investor understands and agrees that the Securities and the Warrant Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such federal securities laws and applicable regulations such Shares and the Warrant Shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Investor represents that it is aware of the current provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three month period not exceeding specified limitations. The Investor understands that the Securities and any Warrant Shares or securities issued in respect of or exchange for the Securities or Warrant Shares, may bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE

SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

The Securities and any Warrant Shares may not be transferred by an Investor unless either (i) they have been registered under the Securities Act of 1933 (the “Securities Act”) or (ii) the receipt by the Company of an opinion of counsel in a form satisfactory to the Company that registration is not required under the Securities Act of 1933 for the transfer of the Securities or Warrant Shares, at which time the foregoing legend shall be removed from the certificates representing Securities or Warrant Shares, at the request of the holder thereof.

3.9 Brokers or Finders. The Company has not, and will not, incur, directly or indirectly, as a result of any action taken by Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

4. Conditions to Closing of Investor. The obligations of each Investor under Section 1.1(b) of this Agreement are subject to the fulfillment or waiver on or before the closing of each of the following conditions:

4.1 Initial Closing.

(a) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Initial Closing shall have been performed or complied with in all material respects.

(b) Blue Sky. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Securities and the Warrant Shares.

(c) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Initial Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to special counsel for the Investor, which shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

(d) Registration Rights Agreement. The Company and the Investors shall have executed and delivered counterpart signature pages to the Registration Rights Agreement.

(e) Warrant Agreement. The Company shall have executed and delivered counterpart signature pages to the Investor’s Warrant.

(f) Amendment to Notes. Each of the holders of the Company’s 9% Senior Secured Notes shall have agreed and delivered to the Company an extension of the maturity of such notes from December 20, 2006 to December 20, 2008 in a form acceptable to the Investor.

(g) Other Closing Deliverables. The Company shall have delivered to Investor at the Initial Closing the following:

(i) a certificate executed by the Company’s Chief Executive Officer or President on behalf of the Company certifying that the conditions specified in Section 4.1(a) and (b) have been satisfied.

(ii) a certificate of the Delaware Secretary of State and a certificate of the Secretary of State of the Commonwealth of Virginia, each dated as of a date within seven business days of the date of the Initial Closing, with respect to the good standing of the Company.

(iii) a certificate of the Company executed by the Company’s Secretary attaching and certifying to truth and correctness of (1) the certificate of incorporation of the Company (as in effect on the date of the Initial Closing), (2) the bylaws of the Company (as in effect on the date of the Initial Closing) and (3) the board resolutions adopted in connection with the transactions contemplated by this Agreement, the Registration Rights Agreement and the Warrants.

(iv) an opinion of Ropes & Gray LLP, the Company’s general corporate counsel, dated as of the date of the Initial Closing, in substantially the form attached as Exhibit D.

4.2 Subsequent Closing.

(a) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Subsequent Closing shall have been performed or complied with in all material respects.

(b) Blue Sky. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Securities and the Warrant Shares.

(c) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Subsequent Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to special counsel for the additional Investor, which shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

(d) Registration Rights Agreement. The additional Investor shall have executed and delivered a counterpart signature page to the Registration Rights Agreement.

(e) Warrant Agreement. The Company shall have executed and delivered counterpart signature pages to the additional Investor’s Warrant.

(f) Amendment to Notes. Each of the holders of the Company’s 9% Senior Secured Notes shall have agreed and delivered to the Company an extension of the maturity of such notes from December 20, 2006 to December 20, 2008 in a form acceptable to the Investor.

(g) Other Closing Deliverables. The Company shall have delivered to the additional Investor at the Initial Closing the following:

(i) a certificate executed by the Company’s Chief Executive Officer or President on behalf of the Company certifying that the conditions specified in Section 4.1(a) and (b) have been satisfied.

(ii) a certificate of the Delaware Secretary of State and a certificate of the Secretary of State of the Commonwealth of Virginia, each dated as of a date within seven business days of the date of the Subsequent Closing, with respect to the good standing of the Company.

(iii) a certificate of the Company executed by the Company’s Secretary attaching and certifying to truth and correctness of (1) the certificate of incorporation of the Company (as in effect on the date of the Subsequent Closing), (2) the bylaws of the Company (as in effect on the date of the Subsequent Closing) and (3) the board resolutions adopted in connection with the transactions contemplated by this Agreement, the Registration Rights Agreement and the Warrants.

(iv) an opinion of Ropes & Gray LLP, the Company’s general corporate counsel, dated as of the date of the Subsequent Closing, in substantially the form attached as Exhibit D.

5. Conditions to Closing of Company. The obligations of the Company to Investor under this Agreement are subject to fulfillment or waiver on or before the closing of each of the following conditions by Investor:

5.1 Initial Closing.

(a) Registration Rights Agreement. The Investors shall have executed and delivered the Registration Rights Agreement.

(b) Payment of Purchase Price. The Company shall have received payment of the Purchase Price from the Investors.

5.2 Subsequent Closing.

(a) Registration Rights Agreement. The additional Investor shall have executed and delivered the Registration Rights Agreement.

(b) Payment of Purchase Price. The Company shall have received payment of the Additional Purchase Price from the additional Investor.

6. Miscellaneous.

6.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

6.2 Survival of Warranties. The representations, warranties and covenants of the Company and the Investor contained herein or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor.

6.3 Successors and Assigns. Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, assigns, heirs, executors and administrators of the parties to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this agreement.

6.4 Entire Agreement. This Agreement, including the exhibits and schedules attached to this Agreement, and the other documents delivered pursuant to this Agreement constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

6.5 Amendment. Except as expressly provided herein, neither this Agreement nor any term of this Agreement may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought. Any such amendment, waiver, discharge or termination effected in accordance with this Section 6.5 shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted or exchanged or for which such securities have been exercised), and each future holder of all such securities and the Company.

6.6 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed (a) if to an Investor, at Investor’s address or facsimile number set forth on Investor’s signature page to this Agreement, or at such other address or facsimile number as Investor may designate by ten days’ advance written notice to the Company or (b) if to the Company, to its address or facsimile number set forth on its signature page to this Agreement and directed to the attention of the President, or at such other address or facsimile number as the Company may designate by ten days’ advance written notice to Investor. All such notices and other communications shall be effective or deemed given upon personal delivery, on the date of mailing or upon confirmation of facsimile transfer. With respect to any notice given by the Company under any provision of the DGCL or the Company’s certificate of incorporation or bylaws, Investor agrees that such notice may given by facsimile.

6.7 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to Investor, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of Investor nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Investor of any breach or default under this Agreement, or any waiver on the part of Investor of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Investor, shall be cumulative and not alternative.

6.8 Expenses. The Company shall pay, at the Closing, the reasonable fees and expenses of Investor’s special counsel related to the transactions contemplated herein, in the Registration Rights Agreement and the Warrants. Such fees and expenses shall be paid from the Purchase Price at Closing.

6.9 Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Registration Rights Agreement or the Warrants, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.10 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

6.11 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

6.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one instrument.

6.13 Indemnification. The Company, without limitation as to time, assumes liability for and agrees to indemnify, defend and hold harmless each Investor and its officers, directors, stockholders, partners, employees, agents and affiliates (collectively, “Indemnified Persons”) from and against, all losses, claims, damages, liabilities, obligations, fines, penalties, judgments, settlements, costs, expenses and disbursements (including attorneys’ fees and expenses) (collectively, “Losses”) (i) arising out of or related to any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement which shall survive for the applicable statute of limitations; (ii) any non-fulfillment or breach of any covenant oragreement of the Company contained in this Agreement, the Registration Rights Agreement or the Warrants; or (iii) incurred in connection with any suit, action, proceeding, claim, investigation, liability or obligation (an “Action or Proceeding”) against any Indemnified Person arising out of or in connection with this Agreement, the Registration Rights Agreement or the Warrants (or any other document or instrument executed pursuant hereto or thereto), or the transactions contemplated herein or therein, other than (a) Losses that are finally determined in such Action or Proceeding to be primarily and directly a result of (1) the gross negligence or willful misconduct of such Indemnified Person, (2) a breach of a fiduciary duty, if any, owed by such Indemnified Person to the Company, (3) the knowing violation of applicable law by such Indemnified Person, or (4) a transaction from which such Indemnified Person received an improper personal benefit, or (b) Losses that are the subject of the indemnification agreement entered into by the Company and such Indemnified Person pursuant to the Registration Rights Agreement, as to which Losses such indemnification agreement, rather than this Section 6.13 shall apply. The Company agrees to reimburse each Indemnified Person promptly for all such Losses as they are incurred by such Indemnified Person after the Company receives a written undertaking by or on behalf of such Indemnified Person to reimburse the Company for any payments made by the Company to such Indemnified Person if it is finally determined in such Action or Proceeding that such Indemnified Person is not entitled to indemnification pursuant to clause (iii) above. The obligations of the Company to each Indemnified Person under this Section 6.13 will be separate and distinct obligations and will survive any transfer of securities by Investor and the expiration or termination of this Agreement, the Registration Rights Agreement or the Warrants. THE COMPANY AND THE INVESTOR INTEND THAT THE INDEMNIFIED PERSONS BE INDEMNIFIED FROM LIABILITIES FOR THEIR OWN NEGLIGENCE PURSUANT TO THIS SECTION 6.13.

(a) Each Investor shall indemnify and hold harmless the Company and each of its agents, officers, directors, employees, representatives or affiliates (collectively, the “Company Indemnitees”) against any and all Losses sustained by the Company Indemnitees resulting from or arising out of, or connected with any material inaccuracy, breach of, or nonfulfillment of any representation or warranty made by or other obligation of such Investor contained in this Agreement (including the Exhibits and Schedules hereto), the Registration Rights Agreement or the Warrants; provided, however, that Losses that are the subject of the indemnification agreement entered into by the Company and such Indemnified Person pursuant to the Registration Rights Agreement or the Warrants shall be governed by such indemnification agreement, rather than this Section 6.13.

(b) Promptly after receipt by an Indemnified Person or a Company Indemnitee under this Section 6.13 of notice of the threat or commencement of any Action or Proceeding, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 6.13, notify the indemnifying party in writing of the claim; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under the indemnity agreement contained in this Section 6.13 except to the extent it is materially prejudiced as a result of such failure. In case any such action is brought against any Indemnified Person or a Company Indemnitee and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with all other indemnifying parties similarly notified, to assume the defense thereof with counsel reasonably satisfactory tosuch indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be a conflict between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, which approval shall not be unreasonably withheld, the indemnifying party will not be liable to such indemnified party under this Section 6.13 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless: (i) the indemnified party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel representing all of the similarly situated indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of action, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of the indemnifying party.

6.14 No Commitment for Additional Financing. The Company acknowledges and agrees that Investor has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Securities as set forth in Section 1.1 and subject to the conditions set forth in Section 4. Investor shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

6.15 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties to this Agreement, and an executed copy of this Agreement may be delivered by one or more parties to this Agreement by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party to this Agreement, all parties to this Agreement agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction of this Agreement.

6.16 Joinder of Investors. If any Additional Shares and Additional Warrants are issued and sold by the Company to an additional Investor at a Subsequent Closing, such additional Investor shall become party to this Agreement by executing and delivering to the Company a signature page hereto, and upon such execution and delivery, such additional Investor shall unconditionally and expressly agree to become a party to this Agreement and to be bound by the terms hereof, and such Investor shall be entitled to all the rights and benefits of an Investor hereunder in accordance with the terms hereof. An additional Investor’s signature page delivered pursuant to this Section 6.16 shall specify its principal place of business for purposes of the representations set forth in Section 3.7 and the amount of such additional Investor’s Additional Shares and Additional Warrants.

6.17 Covenant Regarding Conduct of Business. The Company will not engage in any business other than within the fixed wireless industry or other businesses related thereto or extensions thereof prior to January 1, 2006.

[Remainder of page intentionally left blank. Signature pages to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month and year first set forth above.

“Company”

FIRST AVENUE NETWORKS, INC.

By:	/s/ Dean M. Johnson
Name:	Dean M. Johnson
Title:	CEO/President

Address: First Avenue Networks, Inc. 230 Court Square, Suite 202 Charlottesville, VA 22902 Attn: Dean M. Johnson Telephone: (434) 220-4994 Facsimile: (434) 220-4978

[Signature Page to Common Stock and Warrant Purchase Agreement]

“Investor”

ASPEN PARTNERS SERIES A

By:	Aspen Capital LLC, Its General Partner

By:	/s/ Nikos Hecht
Name:	Nikos Hecht
Title:	Managing Member

Address: Aspen Partners Series A 152 West 57th Street, 46th Floor New York, New York 10019 Attn: Telephone: Facsimile:

[Signature Page to Common Stock and Warrant Purchase Agreement]

“Investor”

QUAKER CAPITAL PARTNERS, II, L.P.
By	Quaker Capital Mgt. Corp., GP of Quaker Premier II, LP GP of Quaker Capital Premier II, LP, Its General Partner

By:	/s/ Mark G. Schoeppner
Name:	Mark G. Schoeppner
Title:	Pr. Quaker Capital Mgt. Corp.

Address: Quaker Capital Partners II, L.P. 401 Wood Street, Suite 1300 Pittsburgh, PA 15222 Attn: Mark Schoeppner Telephone: (412) 281-1948 Facsimile: (412) 281-0323

“Investor”

RCG CARPATHIA MASTER FUND, LTD.

By:	/s/ Kevin M. Wyman
Name:	Kevin M. Wyman
Title:	Managing Director

Address:

Attn: Telephone: Facsimile:

“Investor”

REDWOOD MASTER FUND LTD.

By:	/s/ Jonathan Kolatch
Name:	Jonathan Kolatch
Title:	Director

Address: 910 Sylvan Avenue Englewood Cliffs, NJ 07632 Attn: Toni Healey Telephone: 201-227-5046 Facsimile: 201-568-1340